Item 77(i) - Terms of New or Amended Securities
In response to Sub-Item 77i(b), Articles Supplementary to
Articles of Incorporation, effective as of September 29, 2017, of Lord Abbett Series Fund, Inc. - Value Opportunities
Portfolio, a Maryland company, hereby reclassifies the 50,000,000 Shares previously classified as Value
Opportunities Portfolio as authorized but unclassified and unissued shares of the Corporation.

The Articles Supplementary to Articles of Incorporation is hereby attached as Item 77Q1(d).